AGREEMENT

This AGREEMENT is dated for reference this 10th day of June, 2006.

BETWEEN:

FREDERIC M. ROTHERMEL
17239 N. 19th Avenue, #2030,
Phoenix, Arizona U.S.A. 85023-2440

AND:

JOHN B. ROTHERMEL

(hereinafter referred to as the "*Vendor*")

OF THE FIRST PART

AND:

TERYL RESOURCES CORP.
1103 – 11871 Horseshoe Way
Richmond, B.C. V7A 5H5

("hereinafter referred to as the "*Purchaser*")

OF THE SECOND PART

WHEREAS:

A. the Vendor is the recorded and beneficial owner of those certain patented mining claims situate in the Warren Mining District, Cochise County, and more particularly described as follows:

Name of Claim	Report Number
Gold Hill Patented Claim Group	1703 1729 1748 1749 1750 3720 and additional ground on mineral survey 2177

B. The Vendor as agreed to sell and the Purchaser has agreed to purchase the Property free and clear of all encumbrances, upon the terms and subject to the conditions hereinafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual obligations and agreements hereinafter set out, the parties hereto agrees as follows:

1. DEFINITIONS

For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

a) "Commencement of Commercial Production: means:
(1) if a concentrator is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, such concentrator

processed Ore from the Property at 60% of its rated concentrating capacity, or

(2) if no concentrator is located on the Property, the last day of the first period of 30 consecutive days during which Ore has been shipped from the Property on a reasonable regular basis for the purpose of earning revenues;

but no period of time during which Ore or concentrate is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial production;

b) "Gross Revenue" means all revenue received by the Purchaser from the sale of Ore produced or derived from the Property following the Commencement of Commercial Production;

c) "Net Profits" means, for any period, Gross Revenue received in that period less Operating Expenses (as hereinafter defined) incurred in that period or carried over from pervious periods:

d) "Operating Expenses" means

(1) all direct costs and expenses incurred in the mining of any Ore from the Property; plus

(2) all direct treatment, direct refinging, and other direct costs and direct expenses incurred in the smelting, leaching; milling or other processing of any Ore from the Property; plus

(3) all direct costs and direct expenses incurred in the transportation of any Ore from the Property to the smelter, mill or other location where such Ore are to be processed; plus

(4) all taxes (other than income taxes unless all amount of Royalty payable pursuant to this Agreement are not deductible in calculating taxable income on which income tax is payable) and royalties and other amounts paid to taxing and governmental authorities;

provided however that the Operating Expenses shall not include overhead or salaries or any fringe benefits to officer of the Purchase, and if any work or services contained in this definition are furnished by an affiliate of the Purchase, such work or services shall be provided at a cost which is competitive with such costs as would be obtainable from a third party unrelated to the Purchase for such work or services;

e) "Ore" means material from the Property, the nature and composition of which, in the sole judgement of the Purchase, may be extracted at a profit and justifies either mining or m=removing it from play during the term of this Agreement, and shipping and selling it, or delivering it to a processing plan for physical or chemical treatment;

f) "Preproduction Expenditures" means all costs of acquisition and maintenance of the Property, all exploration and development expenditures and all other costs and expenses of whatsoever kind or nature including those of a capital nature, incurred or chargeable prior to the date of Commencement of Commercial Production by the Purchaser with respect to the exploration and development of the Property;

g) "Property" means the mineral claims described in the recitals hereto and all mining leases and other mining interests derived from any such claims. Any reference herein to any mineral claim comprised in the Property includes any mineral leases or other interests to which such mineral claim may have been converted;

h) "Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the development of the

Property, or for the purpose of placing the Property into production or continuing production therefrom;

i) "Regulatory Authorities: means the British Columbia Securities Commission, the United States Securities and Exchange Commission and the TSX Exchange;

j) "Royalty" means the amount of royalty from time to time payable to the Vendor pursuant to Section 4.

2. PURCHASE AND SALE

The Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase the Property free and clear of all encumbrances same and except only for the Royalty hereby granted in favour of the Vendor.

3. CONSIDERATION

The Consideration for the sale of the Property to the Purchaser shall be:

a. The sum of $5,000 for a 90 day option to complete a due diligence;
b. Upon completion of the due diligence a further payment of $10,000 within the 90 day period and property payments of $10,000 per year thereafter;
c. Upon a production decision by Teryl further payments of $250,000 per year will commence upon the first year of Production;
d. The Purchaser agrees to expend $50,000 initially to complete a first phase program and subject to favourable results continue exploration according to our geologist recommendations;
e. John B. Rothermel and Frederic M. Rothermel agree to conduct an approved exploration program on the Property on behalf of Teryl Resources when requested by Teryl.

4. ROYALTY

(1) Following the Commencement of Commercial Production, the Vendor shall be paid the following portion of the Net Profits received by the Purchase (which amount from time to time payable to the Vendor is herein referred to as the "Royalty"):

a) For the first year in which aggregate Net Profits for that year and all prior years exceeds Preproduction Expenditures, 10% of such excess shall be paid to the Vendor; and

b) For each year thereafter, 10% of Net Profits for that year, if any, shall be paid to the Vendor.

(2) Instalments of Royalty shall be paid by the Purchaser to the Vendor semi-annually.

(3) Forthwith following the end of each calendar year commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Purchaser related to operations on the Property shall be audited by the auditors of the Purchaser, and the statement of operations (which shall include the statement of Net Profits for the year last completed) shall be furnished to the Vendor; and the Vendor shall have 45 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct and unimpeachable thereafter

(4) If the audited financial statements furnished pursuant to paragraph 4(3) disclose any overpayment of Royalty by the Purchaser during the year, the amount of the overpayment shall be debited against future instalments of Royalty payable hereunder or shall, if requested by the Purchaser, be refunded by the Vendor forthwith.

5. REPRESENTATIONS AND WARRANTIES OF THE VENDOR

(1) The Vendor represents and warrants to the Purchaser that:

(a) It is legally entitled to hold the Property and all mineral claims comprised therein and all Property Rights held by it, and has the full and absolute authority to deal with the Property as herein contemplated;

(b) It is the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof;

(c) The mineral claims comprising the Property have been duly and validly located and recorded pursuant to the Mineral Act of Arizona, and are in good standing in the office of the Mining Recorder on the date hereof;

(d) There is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, not to the knowledge of the Vendor is there any basis therefore, and no person s other than the vendor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property;

(e) No proceeding are pending for, and the Vendor is unaware of any basis for the institution of any proceeding leading to, the placing of the Vendor in bankruptcy or subjecting it to any other laws governing the affairs of insolvent persons;

2) The representations and warranties contained in this Section 5 are provided for the exclusive benefit of the Purchase, and a breach of any one or more thereof may be waived by the Purchase, in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in this section shall survive the execution hereof.

6. <u>TITLE</u>

Forthwith following the execution of this Agreement, the Vendor shall deliver or cause to be delivered to the Purchaser valid and record able transfers of the Property, duly executed by the recorded holder thereof in favour of the Purchaser.

7. <u>REGULATORY APPROVALS</u>

1) This Agreement is subject to approval of the Regulatory Authorities.

2) Forthwith following the execution of this Agreement, the Vendor shall execute and deliver to the Purchase an escrow agreement covering the shares issued to it pursuant to this Agreement, which agreement shall be in the form prescribed by the British Columbia Securities Commission and the United Statement Securities and Exchange Commission and shall be duly executed by the Vendor and its nominees, if any.

8. <u>CONFIDENTIAL INFORMATION</u>

No information furnished to the Vendor hereunder in respect of the activities carried out on the Property, or related to the sale of product derived from the Property, shall be published by the Vendor without the prior written consent of the Purchase, but such consent in respect of the reporting of factual data shall no be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

9. <u>NOTICES</u>

1) Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a Post Office in Canada addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified above. The date of receipt of such

notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, the date of such receipt shall be deemed conclusively to the be third day after the same shall have been so mailed (except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice or other communication is actually received by the addressee).

2) The parties may at any time and from time to time notify the other party setting a new address to which notice shall be given to it thereafter until further change.

10. <u>ENTIRE AGREEMENT</u>

This Agreement shall supercede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

11. <u>GOVERNING LAW</u>

This Agreement and all provisions hereof shall be governed by and construed in accordance with the laws of the Province of British Columbia.

12. <u>ARBITRATION</u>

The parties agree that all questions or matters in dispute with respect to the accounting of moneys expended by the Purchaser as provided herein, or with respect to the calculation of or amounts taken into account in the determination of Operating Expenses, Preproduction Expenses and Net Profits shall be submitted to and determined in accordance with the Arbitration Act of British Columbia.

13. <u>WAIVERS</u>

No consent or waiver expressed or implied by any party in respect of any breach or default by any other party shall be deemed or construed to be a consent to or a waiver of any other breach or default whatsoever.

14. <u>FURTHER ASSURANCES</u>

The parties shall from time to time execute or cause to be executed all documents, deeds, conveyances and other instruments which may be reasonably necessary, or which counsel for the parties shall deem necessary or advisable, to carry out fully the intent of the Agreement and the transactions herein contemplated.

15. <u>BINDING EFFECT</u>

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

16. <u>TERMINATION</u>

The Purchaser may terminate this Agreement at any time with 30-days written notice to the Vendor, and all further obligations and payments are terminated.

17. <u>ASSIGNMENT</u>

The rights of the Purchaser hereunder may be assigned in whole or in part.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

TERYL RESOURCES CORP.

Signature

John Robertson
Print Name

President
Title

JOHN B. ROTHERMEL

Signature

John B. Rothermel
Print Name

Owner
Title

FREDERIC ROTHERMEL

Signature

Frederic Rothermel
Print Name

Owner
Title

ADDENDUM

Purchase and Sale Agreement
Frederic M. Rothermel and John B Rothermel and Teryl Resources Corp.
Dated June 10, 2006

2. Purchase and Sale

The Property is not currently free and clear. The Vendor owes $82,500 payable at $800 or more per month, each and every month, with no interest. Payments are made to Louise D. Harris, 4950 East Reata Road, Flagstaff, Arizona 86004-8609. The Vendor shall continue making monthly payments of $800 per month until the property is free and clear. The Vendor can grant the Purchaser a Quit Claim for the property as long as the Purchase is aware that the Vendor shall make the $800 monthly payment until the property is free and clear.

3. Consideration

Upon consideration of the due diligence a further payment of $10,000 within the 90 day period shall be made by the Purchaser to the Vendor. After the 90 day period, the Purchaser shall make $6,000 quarterly payments, every three months, to the Vendor. These quarter payments shall be made as follows:

Frederic M. Rothermel	$2,790
John B. Rothermel	$2,790
Richard M. Genova	$ 420

The sum of $5,000 payable to the Vendor for a 90 day option to complete a due diligence shall be due and payable upon the signing, by both the Vendor and the Purchaser, of this Agreement dated June 10, 2006. All options payments shall be made payable to the Vendors excepting the quarterly payments of $6,000 which shall also include Richard M. Genova. Richard M. Genova shall also be entitled to 7% of all production and royalty payment, that are paid to the Vendor.

The $5,000 payment for a 90 day option shall be payable to the Vendor, Frederic M. Rothermel and John B. Rothermel. The $10,000 due diligence payment is also payable to the Vendor, Frederic M. Rothermel and John B. Rothermel.

TERYL RESOURCES CORP.

Signature

John Robertson
Print Name

JOHN B. ROTHERMEL

Signature

John B. Rothermel
Print Name

FREDERIC ROTHERMEL

Signature

Frederic Rothermel
Print Name